Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated October 1, 2018

Relating to Preliminary Prospectus dated September 21, 2018

Registration No. 333-227207

Upwork Inc.

Update and Supplement to Preliminary Prospectus

Dated September 21, 2018

This free writing prospectus relates to the initial public offering of common stock of Upwork Inc. (“Upwork”) and updates and supplements the preliminary prospectus dated September 21, 2018 (the “Initial Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 relating to this offering of its common stock. On October 1, 2018, Upwork filed Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of its common stock (“Amendment No. 2”), which Amendment No. 2 includes an update to the Initial Preliminary Prospectus (the “Updated Preliminary Prospectus”). Amendment No.  2, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1627475/000119312518288470/d575528ds1a.htm

The Updated Preliminary Prospectus reflects (i) an increase in the estimated initial public offering price per share of Upwork’s common stock from $10.00 to $12.00 per share to $12.00 to $14.00 per share (the “Price Range Increase”), (ii) changes related to the Price Range Increase, (iii) an additional selling stockholder that is selling 28,522 shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares) and 32,800 shares of common stock (assuming full exercise of the underwriters’ option to purchase additional shares), and (iv) certain other updates. Please refer to the link above to Amendment No. 2 for all of the changes to the disclosure in the Updated Preliminary Prospectus.

Upwork has filed a registration statement (including the Updated Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Updated Preliminary Prospectus in that registration statement and other documents Upwork has filed with the SEC for more complete information about Upwork and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Updated Preliminary Prospectus may be obtained from Citigroup Global Markets Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 1-800-831-9146; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, or by telephone at 1-877-821-7388, or by email at Prospectus_Department@Jefferies.com; or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281-8098, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com.